Exhibit 99.3

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550
CERADYNE, INC.’S ESK CERAMICS RECEIVES 5-YEAR 35 MILLION EURO
(50 MILLION USD) CONTRACT FOR INDUSTRIAL CERAMIC SEAL FACES
Costa Mesa, Calif.—January 14, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced today that its ceramics operation, ESK Ceramics in Kempten, Germany, received a 5-year contract for its EKasic® silicon carbide industrial pump seal faces for an estimated minimum amount of 35 million Euro (50 million USD). ESK Ceramics has developed a product line of these pump seal faces for a wide variety of stringent applications requiring high levels of material properties as well as precision mechanical dimensions. ESK has been working on this program for more than 20 years.
Thomas Juengling, president of ESK Ceramics, commented: “This multi-year order will support Ceradyne’s strategy of developing commercial and industrial advanced technical ceramic products which are not dependent on its military product offering. The Kempten operation is in the process of significantly expanding its EKasic® silicon carbide product line and this order gives us the confidence that our recent capital expenditure commitment will be justified.”
Barbara Schaaf, ESK vice president of sales, commented: “We feel that ESK’s customer orientation and focus on quality and delivery are responsible for this recent ‘win’ from a long-time trusted ESK Ceramics customer.”
Ceradyne and its subsidiaries develop, manufacture and market advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.
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